Exhibit 3.3

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
20180262720-40
Barbara K. Cegavske	Filing Date and Time
Secretary of State	06/11/2018 10:06 AM
State of Nevada	Entity Number
C2590-2004

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Quantum Energy Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Authorized Shares: The amount of the total capital stock of the corporation is authorized number of shares of common stock is Five Hundred Million (500,000,000) divided into Four Hundred Ninety-Five million (495,000,000) shares of Common Stock. $0.001 par value each, and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value each, and the designation, preferences, limitations and relative rights of each such class are as follows.

Preferred Shares: The corporation may divide and issue Preferred Shares into series. Preferred Shares of each series, when issued shall be designated to distinguish it from the shares of all other series of the class of Preferred Shares

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is                  29,134,395

4. Effective date and time of fling, (optional)	Date 06/11/2018 Time: 5:00 pm

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected

This form must be accompanied by appropriate fees	Nevada Secretary of State Amend Profit-After
Revised 1-5-15

MAJORITY CONSENT IN LIEU OF A SPECIAL MEETING
OF THE STOCKHOLDERS OF QUANTUM ENERGY INC.

The undersigned, being holders (the “Majority Stockholders”) of an aggregate of 29,134,395 shares of common stock of Quantum Energy Inc. (the “Corporation”)which represents approximately 60.08% of the total 48,491,485 currently issued and outstanding shares of common stock of the Corporation, and in lieu of holding a special meeting of the holders of Common Stock of the Company pursuant to the Nevada Revised Statutes and the Corporation’s Bylaws, take the following action by Majority Stockholders written consent, without a meeting, and waiving all notice of such a meeting:

RESOLVED, that the undersigned Majority Stockholders hereby approve, authorize and direct that the Articles of Incorporation of the Corporation be emended in the form attached hereto as Exhibit A to increase the number of shares of authorized common stock to 495,000,000 shares of preferred stock par value $0.001 per share, and it is further

RESOLVED, that all acts and activities taken by the Officers and Directors of the Corporation on behalf of tire Corporation since the last annual meeting are approved, ratified, and confirmed, and it is further

FURTHER RESOLVED, that this Majority Stockholder Consent may he executed in two or more counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same Majority Consent; and it is further

FURTHER RESOLVED, that the President and Secretary or other appropriate officers of this Corporation are by this means authorized, instructed and directed to execute on behalf of this Corporation and file all instruments and steps necessary and proper to effectuate the actions taken by this Majority Stockholder Consent; and it is further

FURTHER RESOLVED, that the actions taken by this Majority Stockholder Consent shall have the same force and effect as if taken by the undersigned at a special meeting of the stockholders of the Corporation duly called and constituted pursuant to the laws of the State of Florida and the Corporation’s Bylaws. A copy of this Majority Consent will be lodged with the records of the Corporation and a notice of the action taken hereby shall be sent to all shareholders of She Corporation, and it is further

IN WITNESS WHEREOF, the undersigned have executed this Majority Stockholders Consent as of June 5, 2018.

Name	Number of shares owned directly and indirectly

Jeffrey J. Mallmes, individually and on behalf of The Big Barge Company Inc and Oopik Holdings LTD	7,584,395

Andrew J. Kacic on behalf of Kandy LP	9,050,000

Stanley F. Wilson	3,000,000

Robert C. Henry-	3,000,000

Robert Udy	2,000,000

Steven J. Hammer	1,000,000

Janice Mallmes	500,000

John Suprock, Laurie Suprock, John & Laurie Suprock JT TEN	3,000,000

Total outstanding 48,491,485, share votes in this 29,134,395 60.08%

BEING THE OWNERS OR REPRESENTING OWNERS OF
A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES
OF COMMON STOCK OF THE ORPORATION